Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Post-Effective Amendment No. 6 on Form S-3 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus of API Technologies Corp. for the registration of 1,024,474 shares of its common stock and to the incorporation by reference therein our report dated August 26, 2011, with respect to the consolidated financial statements of API Technologies Corp. included in its Annual Report (Form 10-K) for the year ended May 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 7, 2011